Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 23, 2004, among EAGLE FAMILY FOODS, INC., a Delaware corporation (the “Company”), EAGLE FAMILY FOODS HOLDINGS, INC., a Delaware corporation (the “Existing Guarantor”), MILNOT COMPANY, a Delaware corporation (the “New Guarantor”), a subsidiary of the Company, and THE BANK OF NEW YORK (the successor entity of IBJ Schroder Bank & Trust Company), as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS the Company and the Existing Guarantor have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of January 23, 1998, providing for the issuance on the date thereof of an aggregate principal amount of $115,000,000 of 8 3/4% Senior Subordinated Notes due 2008 (the “Securities”);

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Securities pursuant to a Note Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Existing Guarantor are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the Existing Guarantor and the Trustee mutually covenant-and agree for the equal and ratable benefit of the holders of the Securities as follows:

1. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with the Existing Guarantor, to unconditionally guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities.

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE

STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MILNOT COMPANY

by	/s/ Craig Steinke
Name:	Craig A. Steinke
Title:	President and Chief Executive Officer

EAGLE FAMILY FOODS, INC.

by	/s/ Craig Steinke
Name:	Craig A. Steinke
Title:	President and Chief Executive Officer

EAGLE FAMILY FOODS HOLDINGS, INC.

by	/s/ Craig Steinke
Name:	Craig A. Steinke
Title:	President and Chief Executive Officer

THE BANK OF NEW YORK, as Trustee

by	/s/ J. Salovitch-Miller
Name:	Julie Salovitch-Miller
Title:	Vice President